EXHIBIT 4(ii)(a)(15)
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            FOURTH CONSENT, WAIVER AND AMENDMENT


          FOURTH CONSENT, WAIVER AND AMENDMENT (the
"Consent"), dated as of August 31, 1996, among COUNTY SEAT, INC., a Delaware corporation ("Holdings"), COUNTY SEAT STORES, INC., a
Minnesota corporation (the "Borrower"), the institutions party to the Credit Agreement referred to below from time to time (the "Banks") and BANKERS TRUST COMPANY, as Agent (the "Agent"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.


               W I T N E S S E T H :

           WHEREAS, Holdings, the Borrower, the Banks and the Agent are parties to a Credit Agreement, dated as of May 17, 1995 (as amended and otherwise modified to date, the "Credit Agreement");

           WHEREAS, the Borrower has requested the Banks to grant the consents, waivers and amendments provided herein, and the Banks party hereto have agreed to grant the consents, waivers and amendments provided herein on the terms and conditions herein provided;


           NOW, THEREFORE, it is agreed:

          A.   Consents, Waivers and Amendments.

          1. The Borrower hereby acknowledges that it has failed to comply with the covenant set forth in Section 9.18(b) of the Credit Agreement. The Banks hereby waive compliance by the Borrower with
Section 9.18(b) of the Credit Agreement, and any Default or Event of Default that may exist solely as a result of the failure to comply with such covenant, on the terms provided in this Consent. The parties hereto agree that the waiver provided in the immediately preceding sentence (a) is revocable at any time by the Required Banks in their sole discretion by notice to such effect given to the Borrower by the Agent on behalf of the Required Banks and (b) shall be deemed revoked automatically without further notice or act upon the close of business on September 24, 1996 unless further extended in writing by the Agent on behalf of the Required Banks. Upon revocation such waiver shall be deemed of no further force or effect. The parties hereto further agree that Holdings, the Borrower and each of their respective Subsidiaries shall be prohibited from taking any action which the Credit Agreement does not permit to be taken during the continuance of a Default or Event of Default, provided, that unless and until the waiver provided above has been revoked by the Agent on behalf of the Required Banks, no Default or Event of Default arising as a result of a failure to comply with Section 9.18(b) of the Credit Agreement shall be deemed to exist under Section 6.02(a) or with respect to any misrepresentation arising in connection with a Notice of Borrowing as it relates to Section 9.18(b) of the Credit Agreement.

          2. Notwithstanding anything in the Credit Agreement to the contrary, each of Holdings and the Borrower hereby agrees that it will not, without at least three Business Days' prior written notice to the Agent, make any payments of interest on the Borrower Senior Subordinated Notes or the Holdings Subordinated Exchange Debentures, or transfer any moneys to a trustee or paying agent for purposes of making any such interest payment. Notwithstanding the foregoing, the Agent and the Banks expressly reserve all of their rights with respect to the making of any such payment, including, without limitation, those contained in Section 11.3(b) of the indenture governing the Borrower Senior Subordinated Notes and
Section 9.03(b) of the indenture governing the Holdings Subordinated
Exchange Debentures.

          3. The Borrower hereby acknowledges that the Concentration Account is maintained with First Bank National Association ("First Bank"). The Borrower hereby agrees that at the request of the Collateral Agent, the Borrower will change the name of such Concentration Account to be an account of "Bankers Trust Company, as Collateral Agent for the lenders party to the County Seat Stores, Inc. Credit Agreement", it being understood and agreed that on and after the date of such change, the Borrower shall continue to have access to funds in such Concentration
Account for any purpose permitted under the Credit Agreement unless and until an Event of Default exists and the Collateral Agent shall have notified the Borrower that it will not have access to the funds in such account. At the request of the Collateral Agent, the Borrower will enter into an agreement or agreements with the Collateral Agent and/or First Bank to give effect to this Section 3, which agreement or agreements shall be in form and substance satisfactory to the parties thereto (including First Bank) (it being understood that nothing herein shall be deemed an obligation or commitment of First Bank to enter into any such agreement).

          4. Holdings and the Borrower further agree that in the event that the trustee in respect of such Holdings Subordinated Exchange Debentures or Borrower Senior Subordinated Notes is replaced, Holdings or the Borrower, as the case may be, shall give the Agent at least three Business Days' prior written notice of such replacement, which notice shall identify the name of the new trustee and the notice information for such new trustee under the respective indenture (including, without limitation, the address and telecopy number at and to which notices shall be provided to the trustee under Section 9.03 of the indenture relating to the Holdings Subordinated Exchange Debentures and the address and telecopy number at and to which notices shall be provided to the trustee under Section 11.3 of the indenture relating to the Borrower Senior Subordinated Notes), each of which such notices shall be acknowledged in writing by the respective replacement trustee. In addition, no later than September 16, 1996, (i) the Borrower shall seek to obtain from the institution then acting as trustee under the indenture governing the Borrower Senior Subordinated Notes an acknowledgement that a notice received from the Agent by the close of business on September 27, 1996 pursuant to Section 11.3 of such indenture will be effective to block the interest payment on the Borrower Senior Subordinated Notes due on October 1, 1996, and (ii) Holdings shall seek to obtain from the institution then acting as trustee under the indenture governing the Holdings Subordinated Exchange Debentures an acknowledgement that a notice received from the Agent by the close of business on November 27, 1996 pursuant to Section 9.03 of such indenture will be effective to block the interest payment on the Holdings Subordinated Exchange Debentures due on November 30, 1996.

          5. Section 14.01 of the Credit Agreement is hereby amended by deleting clauses (i) and (ii) thereof in their entirety and by inserting in lieu thereof the following new clauses (i) and (ii):

          "(i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the Credit
          Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of O'Melveny & Myers, White & Case and of any local counsel, and the reasonable fees and disbursements of Policano & Manzo in its role as an advisor to the Agent, O'Melveny & Myers (on terms substantially similar to those set forth in the engagement letter, dated August 15, 1996 between Policano & Manzo and White &
          Case (the "Letter")) and/or White & Case (pursuant to the terms of the Letter); (ii) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with any amendment, waiver or consent relating to the Credit
          Documents and the documents and instruments referred to therein (including without limitation, the reasonable fees and disbursements of O'Melveny & Myers, White & Case and of any local counsel) and of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Banks);".

          6. Section 14.02 of the Credit Agreement is hereby amended by deleting the second sentence thereof in its entirety and by inserting in lieu thereof the following new sentence:

          "Each Bank is hereby designated the agent of all other Banks for purposes of effecting set off pursuant to this Section 14.02, and each Credit Party hereby grants to each Bank for such Bank's own benefit and as agent for all other Banks a continuing security interest in any and all deposits, accounts or moneys of such Credit Party maintained from time to time with such Bank."

          B.   Miscellaneous.

          1. In order to induce the Banks to enter into this Consent, each of Holdings and the Borrower (x) represents and warrants that no Default or Event of Default exists on the Consent Effective Date after giving effect to this Consent and (y) makes each of the representa-tions, warranties and agreements contained in the Credit Agreement and the other Credit Documents on the Consent Effective Date after giving effect to this Consent (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such date).

          2. In order to induce the Banks to enter into this Consent, the Borrower hereby agrees to pay to each Bank a fee equal to 0.10% of such Bank's Commitment as in effect on the Consent Effective
Date, which fee shall be due and payable on such date; provided that the foregoing fee shall only be payable if this Consent becomes effective at or prior to 12:00 Noon on September 4, 1996.

          3. In order to induce the Banks to enter into this Consent, Holdings and the Borrower hereby remise, release and forever discharge, and by these presents do for their Subsidiaries (direct or indirect), and for themselves and their predecessors, successors, affiliates and assigns (each a "Releasor"), remise, release and forever discharge, the Agent, each Bank, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, of and from all manner of actions at law or equity, all causes of action for damages, costs, debts, sums of money, accounts, bills, rights of indemnity, breach of contract, provision of labor or materials, loss of use, loss of services, expenses, compensation, consequential or punitive damages, or any other thing whatever, relating in any way to (i) this Consent, the Credit Agreement, the Obligations or any other Credit Document, (ii) any claims (including, without limitation, for contribution or indemnification) which have or could have arisen out of any of the transactions contemplated by this Consent or the Credit Documents or any other proceedings that have been brought or may be brought by any party hereto or to any Credit Document or any third party relating to the Credit Documents or the transactions contemplated thereby, (iii) any acts, transactions or events that are the subject matter of this Consent or the Credit Documents or (iv) the prosecution of any claims or any settlement negotiations which such Releasor ever had, now or which it, its Subsidiaries (direct or indirect), or its successors or assigns hereafter can, shall or may have against the Agent, each Bank, and their predecessors, affiliates, subsidiaries (direct or indirect), successors, assigns, participants, officers, directors, shareholders, employees or agents, by reason of (with respect to each of clauses (i)-(iv) above) any matter, cause or thing whatsoever on or prior to the date hereof; provided, however, that nothing herein shall be construed or deemed to release any covenants or agreements contained in any Credit Document so long as such Credit Document shall remain in full force and effect.

          4. This Consent is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

          5. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Credit Parties and the Agent.

          6.   THIS CONSENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE
LAW OF THE STATE OF NEW YORK.

          7. This Consent shall become effective as of August 31, 1996 on the date (the "Consent Effective Date") when each of the following shall have occurred:

               (i)  each of Holdings, the Borrower, CSS Trade
          Names, Inc. and the Required Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered (including by way of telecopier) the same to the Agent at its Notice Office;

               (ii) the Borrower shall have paid to the Agent for the account of the Banks the fees referred to in Section B(2) above;

               (iii)the Borrower shall have paid to White &
          Case, counsel to the Agent, its outstanding invoice, dated August 21, 1996, in the amount of $34,974.20;

               (iv) the Borrower shall have paid to O'Melveny &
          Myers, counsel to the Agent, a retainer of $75,000, to be applied against future payment obligations of the Borrower under Section 14.01 of the Credit Agreement; and

               (v)  the Borrower shall have paid to White &
          Case, counsel to the Agent, a retainer of $25,000, to be applied against future payment obligations of the Borrower under Section 14.01 of the Credit Agreement, provided that if any of such amount is not invoiced to the Borrower, such remaining amount shall be returned to the Borrower.

          8. At all times on and after the Consent Effective Date, all references in the Credit Agreement and each of the Credit Documents to the Credit Agreement shall be deemed to be references to such Credit Agreement after giving effect to this Consent.

                   *     *     *

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Consent to be duly executed and delivered as of the date first above written.


COUNTY SEAT, INC.



By
                              Title:

COUNTY SEAT STORES, INC.



By
  Title:


BANKERS TRUST COMPANY,
  Individually and as Agent



By
  Title:


BANQUE PARIBAS



By
  Title:







BANK ONE, TEXAS, NATIONAL
  ASSOCIATION



By
  Title:


THE FIRST NATIONAL BANK OF
  CHICAGO



By
  Title:


CREDIT LYONNAIS
  CAYMAN ISLAND BRANCH



By
  Title:


THE FIRST NATIONAL BANK OF
  BOSTON



By
  Title:


FIRST BANK NATIONAL
  ASSOCIATION



By
  Title:


SAKURA BANK



By
  Title:


U.S. BANK OF OREGON



By
  Title:


BANQUE FRANCAISE DU
  COMMERCE EXTERIEUR



By
  Title:


PEARL STREET, L.P.



By
  Title:

ACKNOWLEDGED AND AGREED:


CSS TRADE NAMES, INC.


By______________________
  Title: